EXHIBIT 99.1

For Immediate Release Contact: David Bulger (Company) CFO, Treasurer and EVP (561) 835-1800 x302	Jerry Daly or Carol McCune Daly Gray (Media) (703) 435-6293

Innkeepers USA Trust Completes Acquisition of First 23 Leases from Lessee

PALM BEACH, FL, December 4, 2003—Innkeepers USA Trust (NYSE:KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it had completed the acquisition of 23 hotel leases from its principal lessee, Innkeepers Hospitality. The 23 leases are the first of 60 hotel leases that the company previously announced it would acquire from Innkeepers Hospitality as allowed by the REIT Modernization Act (RMA).

The company paid Innkeepers Hospitality approximately $3.80 million in cash in connection with the acquisition of the 23 leases, out of the total $5.25 million cash consideration that it has agreed to pay for all of Innkeepers Hospitality’s 60 hotel leases. Simultaneously with the closing, taxable REIT subsidiaries of the company entered into management agreements with an Innkeepers Hospitality affiliate for the management of the 23 hotels. Innkeepers Hospitality is controlled by Jeffrey H. Fisher, who also is the chief executive officer, president and chairman of the board of trustees of the REIT.

Innkeepers Hospitality has advised the REIT that in connection with its obligations under the agreement pursuant to which the REIT is acquiring its leases, Innkeepers Hospitality is paying off its liabilities including its outstanding line of credit, and in the process will sell all shares of Innkeepers USA Trust that it owns. As of November 1, 2003, Innkeepers Hospitality owned approximately 247,000 of the company’s common shares and 20,500 of its Series A preferred shares, all of which were acquired in the open market.

Innkeepers USA Trust said that it currently expects to complete the acquisition of the remaining 37 leases held by Innkeepers Hospitality in the first quarter of 2004. The Innkeepers Hospitality affiliate that will manage the hotels must obtain additional management contracts with owners not affiliated with the company so as to qualify as an ‘eligible independent contractor’, as defined by the RMA, with respect to the hotels covered by the remaining 37 leases.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 67 hotels with a total of 8,311 suites or rooms in 22 states and focuses on acquiring and/or developing Residence Inns by Marriott and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties.

For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Cautionary statements set forth in reports filed by the company from time to time with the Securities and Exchange Commission discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, have affected and may continue to negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (ii) the relative strength and performance of businesses and industries that are important demand generators in the company’s key markets (e.g., technology, automotive, aerospace), (iii) international, national, regional and local economic conditions that will, among other things, affect demand for the company’s hotel rooms and the availability and terms of financing, (iv) the company’s ability to maintain its properties in competitive condition, (v) the company’s ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vi) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), and (vii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation.